Exhibit 99.04


                                 [MORTON LETTERHEAD]

         Contact: Nancy A. Hobor    312/807-2424
                  Janis K. Tratnik  312/807-2435



         MORTON COMPLETES SPINOFF OF SPECIALTY CHEMICALS AND SALT

         BUSINESSES AND COMBINES AIRBAG BUSINESS WITH AUTOLIV



         CHICAGO (MAY 1, 1997) -- Morton International today announced the completion of the spinoff to its shareholders of its specialty chemicals and salt businesses.  The spinoff coincides with the combination of Morton's automotive safety products business with

         Autoliv AB to create a new company, Autoliv, Inc.



         In the spinoff, approved by shareholders of Morton International,

         Inc. on April 24, 1997, Morton will receive $750 million dollars cash funded by debt retained by the former Morton automotive safe-

         ty products business.



         "We are pleased to have successfully completed the spinoff and merger," said S. Jay Stewart, Chief Executive Officer and Chairman of the Board of Morton International.  "Both companies are well-

         positioned to pursue worldwide growth.  For Morton, the change allows us the opportunity to build on our strength and success in the specialty chemicals and salt businesses."







         Morton shareholders of record, as of the close of business on

         April 30, 1997, will become shareholders of both the new Morton

         International and the new Autoliv, Inc.  They will receive, for each share of Morton common stock, one share of common stock and related preferred share purchase right of new Morton International and will also receive .341 of a share of Autoliv, Inc. common stock, and cash in lieu of fractional shares.



         Morton shareholders will shortly receive confirmation of their shares of new Morton International in book entry account state-

         ments, and will also receive instructions regarding the exchange of the Morton share certificates for Autoliv, Inc. shares.  Morton shareholders with questions regarding the new Morton spinoff or the Autoliv combination may call 1-800-511-2024 for further infor-

         mation.



         Shares of new Morton will begin trading "regular way" today on the

         New York Stock Exchange and the Chicago Stock Exchange under the symbol "MII."  Shares of Autoliv, Inc. will begin trading "regular way" today under the symbol "ALV" on the New York Stock Exchange.



         Autoliv, Inc. is a leading global supplier of occupant restraint systems and components including front-impact driver and passenger airbags, side-impact airbags, seatbelts, sensors and related products.



         Morton International, Inc., based in Chicago, Illinois, is a worldwide leading marketer and manufacturer of specialty chemicals and salt.



                                         ###